Exhibit 99.1
Crinetics Pharmaceuticals Reports First Quarter 2026 Financial Results
and Provides Business Update

PALSONIFY™ (Paltusotine) Net Product Revenue of $10.3 Million for First-Quarter 2026, with 232 Enrollment Forms in the First Quarter

Management Hosting Conference Call at 4:30 p.m. ET Today

SAN DIEGO – May 7, 2026 – Crinetics Pharmaceuticals, Inc. (Nasdaq: CRNX), a global pharmaceutical company focused on the discovery, development and commercialization of novel therapeutics for endocrine diseases and endocrine-related tumors, today reported financial results for the first quarter ended March 31, 2026.

“We are extremely pleased with the significant impact that Palsonify is making across the community. This is illustrated by the strong adoption of Palsonify by healthcare providers and the positive patient response to treatment,” said Scott Struthers, Ph.D., founder and chief executive officer of Crinetics. “The significant growth in our unique prescriber base reflects a growing confidence among endocrinologists in the compelling clinical data and proven efficacy of Palsonify. Expanding clinical adoption is fueling sustained demand, evidenced by the steady growth trend in new patient start forms. We are seeing an increasingly efficient path to treatment for patients as the reimbursement environment matures. These results reinforce our confidence in the long-term commercial trajectory of Palsonify and our ability to deliver transformative therapies at scale.”

First Quarter 2026 and Recent Highlights:
•Reported $10.3 million in net product revenue, reflecting the rapid adoption of PALSONIFY as the preferred choice for the acromegaly community.
•Received 232 enrollment forms1 during the first quarter of 2026. Breadth and depth of PALSONIFY prescribers continued to grow, with 263 unique healthcare providers (HCPs) having prescribed PALSONIFY within the first two quarters of launch. Approximately 70% of patients treated with PALSONIFY at the end of the first quarter of 2026 were on reimbursed therapy, as payers have increasingly provided coverage.
•In January 2026, we initiated the BALANCE-CAH Phase 2/3 trial addressing the critical unmet need in pediatric CAH patients.
•In February 2026, the CHMP of the EMA adopted a positive opinion, recommending the marketing authorization of PALSONIFY for the medical treatment of adult patients with acromegaly. In April 2026, the European Commission approved PALSONIFY, the first once-daily oral, selectively targeted somatostatin receptor type 2 nonpeptide agonist, for the medical treatment of adults with acromegaly.
•In March 2026, Crinetics submitted a Marketing Authorization Application (MAA) to Brazil’s National Health Surveillance Agency (ANVISA) for PALSONIFY for the treatment of acromegaly in adults. In
1 An enrollment form is an official document containing both HCP and patient consent, submitted to CrinetiCARE or specialty pharmacies (Orsini or Biologics) to initiate a patient on Palsonify. Enrollment forms metric also includes direct dispenses from pituitary treatment centers (PTCs) or community practices to patients.

April 2026, SKK submitted a New Drug Application (NDA) in Japan for paltusotine for the treatment of acromegaly.
•In May 2026, Crinetics entered into an exclusive license agreement with Ohio University to develop an early preclinical growth hormone receptor antagonist for the treatment of acromegaly.
•We remain on schedule to initiate, in the second quarter of 2026, the pivotal, seamless Phase 2/3 trial evaluating atumelnant for the treatment of ACTH-dependent Cushing’s syndrome. The study will assess the efficacy and safety of our once-daily, oral ACTH antagonist, atumelnant, in a broad population including patients with both Cushing’s disease and ectopic ACTH syndrome.

First Quarter 2026 Financial Results:
•Revenue was $10.7 million for the quarter ended March 31, 2026, compared to $0.4 million for the same period in 2025. Revenue for the quarter ended March 31, 2026 includes $10.3 million in net product revenue from the U.S. commercial launch of PALSONIFY, up from $5.4 million in net product revenue reported in the fourth quarter of 2025.
•Cost of product revenue was $0.2 million for the quarter ended March 31, 2026, primarily related to distribution, packaging, and fulfillment of PALSONIFY.
•Research and development expenses were $100.1 million for the quarter ended March 31, 2026, compared to $76.2 million for the same period in 2025, and compared to $85.1 million in the quarter ended December 31, 2025. The increase compared to the prior year period reflects the advancement of our clinical and preclinical programs. The sequential increase compared to the prior quarter was primarily due to the ramp-up of ongoing Phase 3 trials, as well as the initiation of the Phase 2/3 pediatric study of atumelnant in CAH.
•Selling, general and administrative expenses were $50.8 million for the quarter ended March 31, 2026, compared to $35.5 million for the same period in 2025, and compared to $53.7 million in the quarter ended December 31, 2025. The increase compared to the prior year period is related to investments in our corporate infrastructure as we transition into a commercial-stage company. The fluctuation compared to the prior quarter reflects timing of commercial investment.
•Net loss was $127.8 million for the quarter ended March 31, 2026, compared to net loss of $96.8 million for the same period in 2025.
•Cash, cash equivalents, and investment securities totaled $1.3 billion as of March 31, 2026, compared to $1.0 billion as of December 31, 2025. The March 31, 2026 total includes net proceeds of $380 million from our January 2026 public equity offering.

Guidance and Outlook:
•Crinetics continues to expect 2026 operating expenses presented in accordance with U.S. generally accepted accounting principles (“GAAP”) to be between $600 million to $650 million and non-GAAP operating expenses – which exclude cost of product revenue, stock-based compensation, depreciation and amortization – to be between $480 million to $520 million.
•Crinetics is unable to reconcile forward-looking non-GAAP operating expenses to the most directly comparable GAAP measure without unreasonable effort because the items that are being excluded are difficult to predict or a range of results could lead to disclosure that would be imprecise or potentially misleading. Material changes to any one of the exclusions could have a significant effect on our forward-looking estimates and GAAP results. Such items include cost of product revenue, stock-based compensation, depreciation and amortization. See "Use of Non-GAAP Financial Measures".

Conference Call and Webcast Details
Management will hold a live conference call and webcast today, Thursday, May 7, 2026 at 4:30 p.m. ET. To participate, please dial 1-833-461-5787 (domestic) or 1-585-542-9983 (international) and refer to Meeting ID 173777518. To access the webcast, the direct link (here) or visit the Events page of the Crinetics website. Following the live event, the webcast will be archived on the Investor Relations section of www.crinetics.com.

About Crinetics Pharmaceuticals
Crinetics Pharmaceuticals is a global pharmaceutical company committed to transforming the treatment of endocrine diseases and endocrine-related tumors through science rooted in patient needs. Crinetics is focused on discovering, developing, and commercializing novel therapies, with a core expertise in targeting G-protein coupled receptors (GPCRs) with small molecules that have specifically tailored pharmacology and properties.

Crinetics’ first commercial product, PALSONIFY™ (paltusotine), is the first once-daily, oral treatment approved by the U.S. FDA and EMA for the treatment of adults with acromegaly who had an inadequate response to surgery and/or for whom surgery is not an option. Paltusotine is also in clinical development for carcinoid syndrome associated with neuroendocrine tumors. Crinetics’ deep pipeline of 10+ disclosed programs includes late-stage investigational candidate atumelnant, which is currently in development for congenital adrenal hyperplasia and ACTH-dependent Cushing’s syndrome, and CRN09682, a nonpeptide drug conjugate candidate that is being developed to treat somatostatin receptor 2 (SST2) expressing neuroendocrine tumors and other SST2 expressing solid tumors. Additional discovery programs are focused on a variety of endocrine targets such as thyroid stimulating hormone (TSH), parathyroid hormone (PTH), somatostatin receptor 3 (SST3), growth hormone (GH), glucagon-like peptide-1 (GLP-1), and glucose-dependent insulinotropic polypeptide (GIP), as well as GPCR-targeted oncology indications.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts contained in this press release are forward-looking statements, including statements related to the expected growth and commercial trajectory of PALSONIFY sales, the expected insurance coverage and reimbursement environment for PALSONIFY, the ability of PALSONIFY to become the preferred choice or the standard of care for acromegaly, and statements regarding the plans and timelines for the clinical development of atumelnant and paltusotine for the treatment of carcinoid syndrome. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “upcoming” or “continue” or the negative of these terms or other similar expressions. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, including, without limitation, we may not be able to obtain, maintain and enforce our patents and other intellectual property rights, and it may be prohibitively difficult or costly to protect such rights; geopolitical events may disrupt Crinetics’ business and that of the third parties on which it depends, including delaying or otherwise disrupting clinical studies and preclinical studies, interruptions or additional costs or tariffs imposed on the manufacturing and supply chain, or impairing employee productivity; unexpected adverse side effects, complications and/or drug interactions or inadequate efficacy of the Company’s product candidates that may limit their development, regulatory approval and/or commercialization; the Company’s dependence on third parties in connection with product manufacturing, research and preclinical and clinical testing; regulatory developments or political changes, including policies related to pricing and pharmaceutical drug reimbursement, in the United States and foreign countries; the timing and outcome of research, development and regulatory review is uncertain, and Crinetics’ drug candidates may not advance in development or be approved for marketing; Crinetics may use its capital resources sooner than expected or our cash burn rate may accelerate; any future impacts to our business resulting from geopolitical developments outside our control; and the other risks and uncertainties described in the Company’s periodic filings with the Securities and Exchange Commission (SEC). The events and circumstances reflected in the company’s forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Additional information on risks facing Crinetics can be found under the heading “Risk Factors” in Crinetics’ periodic filings with the SEC, including its annual report on Form 10-K for the year ended December 31, 2025. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by applicable law, Crinetics does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Use of Non-GAAP Financial Measures
Crinetics has presented certain unaudited non-GAAP operating expenses and forward-looking non-GAAP operating expenses. Non-GAAP operating expenses exclude cost of product revenue, stock-based compensation, depreciation and amortization. Crinetics excludes cost of product revenue, stock-based compensation, depreciation and amortization because management believes the exclusion of these items is helpful to investors to evaluate Crinetics’ recurring operational performance. Crinetics management uses this non-GAAP financial measure to monitor and evaluate its operating results and trends on an ongoing basis, and internally for operating, budgeting and financial planning purposes. The non-GAAP financial measure should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP results.

CRINETICS PHARMACEUTICALS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three months ended March 31,
	2026	2025
Revenue:
Product revenue, net	$10,306	$—
Collaboration and license revenue	428	361
Total revenue	10,734	361
Operating expenses:
Cost of product revenue	200	—
Research and development	100,081	76,240
Selling, general and administrative	50,831	35,526
Total operating expenses	151,112	111,766
Loss from operations	(140,378)	(111,405)
Total other income, net	12,533	14,631
Net loss	$(127,845)	$(96,774)
Net loss per share — basic and diluted	$(1.23)	$(1.04)
Weighted average shares — basic and diluted	104,099	93,102

CRINETICS PHARMACEUTICALS, INC.
Condensed Consolidated Balance Sheets
(In thousands, except per share data)
(Unaudited)

	March 31, 2026	December 31, 2025
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$114,341	$101,536
Restricted cash	—	—
Investment securities, amortized cost of $1,178,076 at March 31, 2026 and $924,317 at December 31, 2025	1,176,965	926,353
Trade accounts receivable, net	5,683	592
Inventory	3,064	2,022
Prepaid expenses and other current assets	22,361	17,839
Total current assets	1,322,414	1,048,342
Property and equipment, net	13,497	14,296
Operating lease right-of-use assets	39,790	40,492
Restricted cash, net of current portion	800	800
Prepaid expenses and other assets, net of current portion	24,822	22,327
TOTAL ASSETS	$1,401,323	$1,126,257

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$37,487	$41,770
Accrued compensation and related expenses	25,792	35,578
Deferred revenue	1,271	1,235
Operating lease liabilities	6,536	6,489
Total current liabilities	71,086	85,072
Operating lease liabilities, non-current	41,319	42,052
Deferred revenue, non-current	3,346	3,810
Other non-current liabilities	4,926	3,240
TOTAL LIABILITIES	120,677	134,174
Commitments and contingencies
STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par; 10,000 shares authorized, no shares issued or outstanding at March 31, 2026 or December 31, 2025	—	—
Common stock and paid-in capital, $0.001 par; 200,000 shares authorized, 105,314 shares issued and outstanding at March 31, 2026; 95,575 shares issued and outstanding at December 31, 2025	2,828,204	2,407,757
Accumulated other comprehensive (loss) income	(1,254)	1,865
Accumulated deficit	(1,545,272)	(1,417,427)
Stock held in trust	(1,032)	(112)
TOTAL STOCKHOLDERS’ EQUITY	1,280,646	992,083
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,401,323	$1,126,257

CRINETICS PHARMACEUTICALS, INC.
Reconciliation of GAAP Operating Expenses to Non-GAAP Operating Expenses
(Unaudited)

	Three months ended
(In thousands)	March 31, 2026	December 31, 2025
GAAP operating expenses	$151,112	$139,827
Adjustments:
Cost of product revenue	(200)	(1,076)
Stock-based compensation	(29,680)	(21,720)
Depreciation and amortization	(1,160)	(994)
Non-GAAP operating expenses	$120,072	$116,037

Investors:
Gayathri Diwakar
Head of Investor Relations
gdiwakar@crinetics.com
(858) 345-6340

Media:
Natalie Badillo
Head of Corporate Communications
nbadillo@crinetics.com
(858) 345-6075